CAPCO AMERICA SECURITIZATION CORPORATION

         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-D7, Class A-1A, Class A-1B, Class A-2, Class A-3, Class A-4 and Class A-5

                             UNDERWRITING AGREEMENT


                                                              September 25, 1998

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036

Nomura Securities International, Inc.
2 World Financial Center - Building B
New York, New York  10281-1198

Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center, North Tower
New York, New York 10281

Ladies and Gentlemen:

     CAPCO America Securitization Corporation, a Delaware corporation (the "Company"), proposes to sell, pursuant to the terms of this Underwriting Agreement (this "Agreement"), to Nomura Securities International, Inc. ("NSI"), Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch", and together with NSI and Morgan Stanley, the "Underwriters"), CAPCO America Securitization Corporation, Commercial Mortgage Pass-Through Certificates, Series 1998-D7, Class A-1A, Class A-1B, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates, in the original Certificate Balances set forth in Schedule I hereto (collectively, the "Offered Certificates"). The CAPCO America Securitization Corporation, Commercial Mortgage Pass-Through Certificates, Series 1998-D7 will also consist of the Class PS-1, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 Certificates (collectively, the "Private Certificates"), and $3,508,970 original Certificate Balance of Class A-3 Certificates, $34,166,838 original Certificate Balance of Class A-4 Certificates and the Class B-6H, Class R, Class LR, Class V-1 and Class V-2 Certificates (collectively, the "Retained Certificates"; the Offered Certificates, the Private Certificates and the Retained Certificates together constitute the "Certificates"). The Certificates will be issued pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") to be dated as of September 11, 1998 (the "Cut-off Date"), by and between the Company, The Capital Company of America Client Services LLC as servicer (the "Servicer"), AMRESCO Services, L.P. as co-servicer and operating advisor (the "Co-Servicer"), AMRESCO Management, Inc. as special servicer (the " Special Servicer"), LaSalle National Bank as trustee (the "Trustee"), and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent"). Each Certificate will evidence the holder's beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a mortgage pool (the "Mortgage Pool") consisting of 193 fixed-rate mortgage loans, with original terms to maturity of generally not more than 30 years (the "Mortgage Loans"), secured by first liens on 365 commercial and multifamily residential properties (the "Mortgaged Properties"). The Offered Certificates are described more fully in
Schedule I hereto and in a Prospectus Supplement dated September 25, 1998 (the "Prospectus Supplement") and Prospectus dated September 25, 1998 (the "Prospectus," and together with the Prospectus Supplement, the "Final Prospectus") furnished to the Underwriters by the Company.

     Elections will be made to treat designated portions of the Trust Fund (such portions of the Trust Fund, the "Trust REMIC"), and the Trust REMIC will qualify, as two separate real estate mortgage investment conduits (the "Upper-Tier REMIC" and the "Lower-Tier REMIC," respectively) within the meaning of Code Section 860D. The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of the Excess Interest and the Default Interest) and any REO Property, and will issue (i) certain uncertificated classes of regular interests (the "Lower-Tier Regular Interests") to the Upper-Tier REMIC and (ii) the Class LR Certificates, which will represent the sole class of residual interests in the Lower-Tier REMIC. The Upper-Tier REMIC will hold the Lower-Tier Regular Interests in the Upper-Tier REMIC Distribution Account in which distributions thereon will be deposited, and will issue (i) the classes of regular interests represented by the Regular Certificates and (ii) the Class R Certificates, which will represent the sole class of residual interests in the Upper-Tier REMIC. The Class V-1 and Class V-2 Certificates will represent pro rata undivided beneficial interests in the portion of the Trust Fund consisting of Default Interest and Excess Interest in respect of the Mortgage Loans, respectively, and such portions will be treated as a grantor trust for federal income tax purposes.

     All but eighteen of the Mortgage Loans will be purchased by the Company from The Capital Company of America LLC, a Delaware limited liability company ("CCA"), pursuant to a Mortgage Loan Purchase and Sale Agreement (the "CCA Mortgage Loan Purchase Agreement"), to be dated as of the Cut-off Date, between the Company and CCA. Eighteen of the Mortgage Loans will be purchased by the Company from Nomura Holding Trust ST I, a Delaware business trust ("Holding Trust"), pursuant to a Mortgage Loan Purchase and Sale Agreement (the "STI Mortgage Loan Purchase Agreement" and, together with the CCA Mortgage Loan Purchase Agreement, the "Mortgage Loan Purchase Agreements"), to be dated as of the Cut-off Date, between the Company and Holding Trust.

     Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

     1. Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter that:

     (a) The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement, with exhibits thereto, on Form S-3 (File No. 333-22133) (the "Registration Statement") for the registration of Commercial Mortgage Pass-Through Certificates, issuable in series, including the Offered Certificates, under the Securities Act of 1933, as amended (the "1933 Act"). The Registration Statement has become effective and copies of it have heretofore been delivered to the Underwriters. The Company meets the requirements for use of Form S-3 under the 1933 Act, and the Registration Statement meets the requirements set forth in Rule 415(a)(1)(x) under the 1933 Act and complies in all other material respects with the 1933 Act and the rules and regulations thereunder. With the consent of the Underwriters, on September 2, 1998, the Company filed with the Commission a preliminary prospectus supplement and prospectus, each dated September 2, 1998, pursuant to Rule 424(b)(3) under the 1933 Act. With the consent of the Underwriters, the Company will file with the Commission, on or before September 29, 1998, the Final Prospectus pursuant to Rule 424(b)(5) under the 1933 Act. The Company has previously advised the Underwriters of all further information (financial and other) with respect to the Offered Certificates and the Mortgage Pool to be set forth therein. The Company will file with the Commission on Form 8-K on or before September 29, 1998, additional Marketing Materials provided to it by the Underwriters pursuant to Section 4(b) hereof. Subject to an Underwriter's compliance with its obligations under Section 4(b) hereof, the Company shall file the Marketing Materials (if any) provided to it by such Underwriter under Section 4(b) hereof with the Commission on Form 8-K, concurrently (to the extent practicable) with the filing of the Final Prospectus in accordance with Rule 424(b)(5) under the 1933 Act. The Company shall also file with the Commission, within fifteen days of the issuance of the Offered Certificates, a Current Report on Form 8-K setting forth specific information concerning the Mortgage Pool.

     (b) As of (i) the date hereof, (ii) the date on which the Final Prospectus Supplement is first filed pursuant to Rule 424(b)(5) under the 1933 Act, (iii) the date on which, prior to the Closing Date (as hereinafter defined), any amendment to the Registration Statement becomes effective, (iv) the date on which any amendment or supplement to the Final Prospectus is filed with the Commission and (v) the Closing Date, the Registration Statement, as amended as of any such time, and the Final Prospectus, as amended or supplemented as of any such time (in each case, whether in physical form, delivered through electronic internet or other electronic media and any computer disc filed or delivered therewith), (x) each complies and will comply in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder, and (y) do not contain and will not contain any untrue statement of a material fact, and do not omit and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty to any Underwriter (1) as to statements contained in or omitted from the Marketing Materials required to be provided by any Underwriter to the Company pursuant to Section 4(b) hereof (except to the extent that any such statement or omission is based on statements or information (or omissions therefrom) provided by the Company to such Underwriter and provided that a Final Prospectus was timely delivered to the persons who received such Marketing Materials and purchased Offered Certificates) or (2) as to statements contained in or omitted from the Final Prospectus and any amendment or supplement thereto made in reliance upon and in conformity with the Underwriters' Information (defined herein).

     (c) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, has full power and authority (corporate and other) and all requisite approvals, orders, licenses, certificates and permits of and from all governmental or regulatory officials and bodies necessary to own its properties and to conduct its business as described in the Registration Statement and Final Prospectus and to enter into and perform its obligations under this Agreement, the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. All such authorizations, approvals, orders, licenses, certificates and permits are in full force and effect and contain no unduly burdensome provisions. Except as may be otherwise set forth in or contemplated by the Registration Statement or the Final Prospectus, there are no legal or governmental proceedings pending or, to the best knowledge of the Company, threatened that would result in a material modification, suspension or revocation of any such authorization, approval, order, license, certificate, and permit.

     (d) As of (i) the date hereof, (ii) the date on which the Final Prospectus is first filed pursuant to Rule 424(b)(5) under the 1933 Act, (iii) the date on which, prior to the Closing Date, any post-effective amendment to the Registration Statement becomes effective, (iv) the date on which any amendment or supplement to the Final Prospectus is filed with the Commission and (v) the Closing Date, there has not and will not have been (x) any request by the Commission for any further amendment to the Registration Statement or any amendment or supplement to the Final Prospectus or for any additional information, (y) any issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or the institution or threat of any proceeding for that purpose or (z) any notification with respect to the suspension of the qualification of the Offered Certificates for sale in any jurisdiction or any initiation or threat of any proceeding for such purpose.

     (e) This Agreement has been duly authorized, executed and delivered by the Company. The Pooling and Servicing Agreement and each Mortgage Loan Purchase Agreement, when executed and delivered as contemplated hereby, will have been duly authorized, executed and delivered by the Company. This Agreement constitutes, and the Pooling and Servicing Agreement and each Mortgage Loan Purchase Agreement when so executed and delivered will constitute, a legal, valid, binding and enforceable agreement of the Company, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

     (f) As of the Closing Date, the Offered Certificates, the Pooling and Servicing Agreement and each Mortgage Loan Purchase Agreement will each conform in all material respects to the respective descriptions thereof contained in the Final Prospectus. As of the Closing Date, the Offered Certificates will be duly and validly authorized and, when duly and validly executed, countersigned and delivered in accordance with the Pooling and Servicing Agreement and delivered to the Underwriters against payment therefor as provided herein, will be duly and validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

     (g) As of the Closing Date, each of the Mortgage Loans will meet, in all material respects, the descriptions thereof in the Final Prospectus, and on the Closing Date, the Company (pursuant to the Pooling and Servicing Agreement) will assign to the Trustee for the benefit of the Certificateholders certain representations and warranties with respect to the Mortgage Loans made by CCA to the Company in the CCA Mortgage Loan Purchase Agreement, and certain representations and warranties made (or assigned) by the Holding Trust in the Holding Trust Mortgage Loan Purchase Agreement, and such representations and warranties will be true and correct in all material respects. The written information (including information on electromagnetic tape or that was otherwise provided in electronic form) regarding the Mortgage Loans that was provided to the Rating Agencies and the Underwriters (including any supplement or amendment thereto, the "Mortgage Pool Information"), taken together with the Prospectus Supplement, will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (h) Immediately prior to the assignment of the Mortgage Loans to the Trustee, the Company will have good title to, and will be the sole owner of, each Mortgage Loan free and clear of any pledge, mortgage, lien, security interest or other encumbrance of any other person (collectively, "Liens").

     (i) The Company is not in violation of its certificate of incorporation or its by-laws or in default under any agreement, indenture or instrument, the effect of which violation or default would be material to the Company or would have a material adverse effect on its ability to perform its obligations under this Agreement. Neither the issuance and sale of the Offered Certificates, nor the execution and delivery by the Company of this Agreement, the Pooling and Servicing Agreement or the Mortgage Loan Purchase Agreements, nor the consummation by the Company of any of the transactions herein or therein contemplated, nor compliance by the Company with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the certificate of incorporation or by-laws of the Company or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound, or any statute, order or regulation applicable to the Company of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Company. The Company is not bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, that materially and adversely affects, or may in the future materially and adversely affect, (i) the ability of the Company to perform its obligations under this Agreement, the Pooling and Servicing
Agreement or the Mortgage Loan Purchase Agreements or (ii) the business, operations, financial conditions, properties or assets of the Company.

     (j) There are no actions or proceedings against, or investigations of, the Company pending, or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements or the Offered Certificates, (ii) seeking to prevent the issuance of the Offered Certificates or the consummation of any of the transactions contemplated by this Agreement, the Pooling and Servicing Agreement or the Mortgage Loan Purchase Agreements, (iii) that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements or the Offered Certificates or
(iv) seeking to affect adversely the federal income tax attributes of the Offered Certificates as described in the Final Prospectus.

     (k) Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement, the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements or the execution, delivery and sale of the Offered Certificates have been or will be paid at or prior to the Closing Date.

     (l) Neither the Company nor the Trust Fund is, and neither the issuance and sale of the Offered Certificates in the manner contemplated by the Final Prospectus nor the activities of the Trust Fund pursuant to the Pooling and Servicing Agreement will cause the Company or the Trust Fund to be, an "investment company" or under the control of an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

     (m) Upon execution and delivery to the Trustee of the Pooling and Servicing Agreement, payment by the Underwriters for the Offered Certificates, and delivery to the Underwriters of the Offered Certificates, the Trust Fund will own the Mortgage Loans and the Underwriters will acquire title to the Offered Certificates, in each case free of Liens except to the extent permitted by the Pooling and Servicing Agreement.

     (n) No authorization, approval or consent of any court or governmental authority or agency is necessary in connection with the offering, issuance or sale of the Offered Certificates pursuant to this Agreement and the Pooling and Servicing Agreement, except such as have been, or as of the Closing Date will have been, obtained or such as may otherwise by required under applicable state securities laws in connection with the purchase and offer and sale of the Offered Certificates by the Underwriters.

     (o) Under generally accepted accounting principles ("GAAP") and for federal income tax purposes, the Company will report the transfer of the Mortgage Loans to the Trustee in exchange for the Certificates and the sale of the Offered Certificates to the Underwriters pursuant to this Agreement as a sale of the interest in the Mortgage Loans evidenced by the Certificates (other than the Retained Certificates).

     2. Purchase and Sale. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties contained herein, the Company shall sell to the Underwriters, and each Underwriter (severally, and not jointly with the other Underwriters) shall purchase from the Company, on the Closing Date, at the related purchase price set forth on Schedule I hereto, Offered Certificates of each Class thereof having the actual principal or notional amount set forth in Schedule I, plus accrued interest at the related Pass-Through Rate from the Cut-off Date to, but not including, the Closing Date. In connection with the transactions contemplated hereby, each Underwriter shall be entitled to be paid the fees described in Schedule II hereto.

     3. Delivery and Payment. Delivery of the Offered Certificates shall be made in book-entry form through the facilities of The Depository Trust Company ("DTC") in the United States and Cedel Bank, societe anonyme ("Cedel") and The Euroclear System ("Euroclear") in Europe, on or about September 30, 1998 (the "Closing Date"), which date may be postponed by agreement among the Underwriters and the Company. Payment shall be made to the Company in immediately available Federal Funds, wired to such bank as may be designated by the Company, against delivery of the Offered Certificates. Each Class of Offered Certificates shall be represented by one or more definitive global certificates registered in the name of Cede & Co., as nominee of DTC.

     The Company shall make the Offered Certificates available for inspection and checking by the Underwriters in New York, New York, not later than 10:00 a.m. on the business day prior to the Closing Date.

     4. Offering by the Underwriters.

     (a) Any Underwriter may prepare and provide to prospective investors (x) items similar to computational materials ("Computational Materials") as defined in the no-action letter of May 20, 1994 issued by the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation, as made applicable to other issuers and underwriters by the Commission in response to the request of the Public Securities Association dated May 24, 1994 (together, the "Kidder/PSA Letter") and (y) items similar to ABS term sheets, structural term sheets and collateral term sheets (collectively, "ABS Term Sheets," and together with Computational Materials, "Marketing Materials") as defined in the no-action letter of February 17, 1995 issued by the Commission to the Public Securities Association (the "PSA Letter" and, together with the Kidder/PSA Letter, the "No-Action Letters"), subject to the following conditions:

          (i) Such Underwriter shall comply with all applicable laws and regulations, including the No-Action Letters, in connection with the use of Marketing Materials. All Marketing Materials provided to prospective investors that are required to be filed pursuant to the No-Action Letters shall bear a legend substantially in a form approved by the Company. The Company shall have the right to require additional specific legends or notations to appear on any Marketing Materials, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein.

          (ii) Such Underwriter shall provide to the Company, for filing on Form 8-K as provided in Section 1(a) hereof, copies (in such format as required by the Company) of all Marketing Materials that are required to be filed with the Commission pursuant to the No-Action Letters. Such Underwriter may, or if requested by the Company shall, provide copies of the foregoing in a consolidated or aggregated form including all information required to be filed if filing in such format is permitted by the No-Action Letters. All Marketing Materials described in this subsection (ii) must be provided to the Company not later than 12:00 noon New York City time at least two business days before filing thereof is required in accordance with the No-Action Letters.

          (iii) All information included in the Computational Materials shall be generated based on substantially the same methodology and assumptions that are used to generate the information in the Prospectus Supplement as set forth therein; provided that the Computational Materials may include information based on alternative methodologies or assumptions if specified therein. All information included in the ABS Term Sheets shall be of the type that is included in the Prospectus Supplement.

          (iv) The Company shall not be obligated to file any Marketing Materials that have been determined to contain any material error or, when read together with the Final Prospectus, any material omission. If, within the period during which the Final Prospectus is required to be delivered under the 1933 Act, any Marketing Materials are determined, in the reasonable judgment of the Company or such Underwriter, to contain a material error or omission, then (unless the material error or omission was corrected in the Final Prospectus) such Underwriter (if it has identified, or been notified in writing by the Company of, such error or omission) shall prepare a corrected version of such Marketing Materials, shall circulate such corrected Marketing Materials to all recipients of the prior versions thereof that either indicated orally to such Underwriter that they would purchase all or any portion of the Offered Certificates, or actually purchased all or any portion thereof, and shall deliver copies of such corrected Marketing Materials (marked, "AS CORRECTED") to the Company for filing with the Commission in a subsequent Form 8-K submission. No Underwriter shall disseminate any Marketing Materials if, as of the date that such Underwriter disseminates such Marketing Materials, such Underwriter has any knowledge or reason to believe that such Marketing Materials contained any material error or omission.

          (v) Such Underwriter shall be deemed to have represented, as of the Closing Date, that, except for Marketing Materials provided to the Company pursuant to subsection (ii) above, such Underwriter did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Offered Certificates that were not permitted to be disseminated by applicable laws and regulations or that is required to be filed with the Commission in accordance with the No-Action Letters.

          (vi) In the event any delay in the delivery by any Underwriter to the Company of all Marketing Materials required to be delivered in accordance with subsection (ii) above, the Company shall have the right to delay the release of the Final Prospectus to investors or to any Underwriter, to delay the Closing Date and to take other appropriate actions as necessary to permit the Company to comply with the No-Action Letters and other applicable laws and regulations.

          (vii) Such Underwriter shall be deemed to have represented that it has in place, and covenants that it shall maintain, internal controls and procedures sufficient to ensure full compliance with all applicable legal requirements (including the No-Action Letters), and all provisions of this Agreement, with respect to the generation and use of Marketing Materials in connection with the offering of the Offered Certificates.

     (b) Each Underwriter represents and warrants that, if and to the extent it has provided any prospective investors with any Marketing Materials prior to the date hereof, all of the applicable conditions set forth in paragraph (a) above have been satisfied with respect thereto.

     (c) It is understood that the Underwriters propose to offer the Offered Certificates for sale to the public as set forth in the Final Prospectus.

     (d) Each Underwriter represents that as of the date hereof and as of the Closing Date, such Underwriter has complied with all of its obligations hereunder including this Section 4 and, with respect to all Marketing Materials provided by such Underwriter to the Company pursuant to this Section 4(d), if any, such Marketing Materials do not and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein,  in  light  of the  circumstances  under  which  they  were  made,  not misleading; provided, however, that such Underwriter makes no such representation to the extent that any such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with information furnished by the Company to such Underwriter.

     (e) Each Underwriter shall take reasonable steps to offer or sell the Class A-2, Class A-3, Class A-4 or Class A-5 Certificates in a manner that would not cause the assets of the Trust Fund to be regarded as plan assets and subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the prohibited transaction provisions of the Internal Revenue Code of 1986, as amended (the "Code") or give rise to a fiduciary duty under ERISA or Section 4975 of the Code on the part of the Company, the Servicer or the Trustee or constitute a prohibited transaction under ERISA or Section 4975 of the Code.

     (f) Notwithstanding  anything to the contrary set forth in Section 5(g) and
Section 7, NSI shall be obligated to pay the reasonable expenses of the Company incurred in connection with the Company's performance of the Evergreen Covenants.

     5. Covenants of the Company. The Company covenants and agrees with the Underwriters that:

     (a) The Company shall promptly advise each Underwriter (i) when the Final Prospectus shall have been filed or transmitted to the Commission for filing pursuant to Rule 424(b)(5), (ii) when any amendment to the Registration Statement shall have become effective (unless such amendment does not relate to the Offered Certificates) or any further amendment to the Registration Statement (unless such amendment does not relate to or affect the Offered Certificates) or any amendment or supplement to the Final Prospectus shall have been filed with the Commission, (iii) of any proposal or request to amend the Registration Statement (unless such amendment does not relate to or affect the Offered Certificates) or to amend or supplement the Final Prospectus or any request by the Commission for any additional information (unless such request does not relate to or affect the Offered Certificates), (iv) when notice is received from the Commission that any post-effective amendment to the Registration Statement has become or will become effective (unless such amendment does not relate to or affect the Offered Certificates), (v) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or the institution or threatening of any proceeding for that purpose (unless such stop order does not relate to the Offered Certificates), (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Certificates for sale in any jurisdiction or the institution or threatening of any proceeding for that purpose and (vii) of the occurrence of any event that would cause the Registration Statement, as then in effect, to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that would cause the Final Prospectus, as then in effect, to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its best efforts to prevent the issuance of any such stop order or suspension and, if issued, to obtain as soon as possible the withdrawal thereof. The Company shall not file any amendment to the Registration Statement (unless such amendment does not relate to or affect the Offered Certificates) or any amendment or supplement to the Final Prospectus unless the Company has furnished a copy to each Underwriter for its review prior to filing and shall not file any such proposed amendment or supplement to which any Underwriter reasonably objects. Subject to the foregoing sentence, the Company shall cause the Final Prospectus to be transmitted to the Commission for filing pursuant to Rule 424(b)(5) under the 1933 Act or will cause the Final Prospectus to be filed with the Commission pursuant to said Rule 424(b)(5).

     (b) If, at any time when a prospectus (other than a Market-Making Prospectus as contemplated by paragraph (c) below) relating to the Offered Certificates is required to be delivered under the 1933 Act, any event or circumstance occurs as a result of which the Final Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Final Prospectus to comply with the 1933 Act or the rules and regulations thereunder, the Company promptly shall prepare and file with the Commission, at the expense of the Company, subject to paragraph (a) of this Section 5, an amendment or supplement that will correct such statement or omission or an amendment or supplement that will effect such compliance and, if such amendment or supplement is required to be contained in a post-effective amendment to the Registration Statement, the Company shall use its best efforts to cause such post-effective amendment to the Registration Statement to be made effective as soon as possible.

     (c) In addition to the  obligations  of the Company set forth in  paragraph
(b) above, until the earliest of the date upon which (i) NSI and any servicer or subservicer of any Mortgage Loan are, directly or indirectly, under common control, (ii) the staff of the Commission has acknowledged to the Company in writing that NSI may engage in secondary market trading in the Offered Certificates without the necessity of delivering a Market-Making Prospectus and
(iii) NSI delivers written notice to the Company to the effect that NSI will no longer make a market in the Offered Certificates (the "Market-Making Prospectus Cessation Date"), if any event occurs as a result of which the Final Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company promptly shall prepare and file with the Commission a Current Report on Form 8-K or other appropriate report under the 1934 Act ("Exchange Act Report") that will correct such statement or omission; provided that the Company shall not file any such Exchange Act Report (other than a routine Exchange Act Report prepared by the Servicer on a monthly basis or otherwise as contemplated by the Pooling and Servicing Agreement) unless the Company has furnished a copy to NSI for its review prior to filing, and shall not file any such proposed Exchange Act Report to which NSI reasonably and timely objects.

     (d) The Company shall (i) furnish to the Underwriters and to counsel for the Underwriters, without charge, signed copies of the Registration Statement (including all exhibits thereto and documents incorporated by reference therein) and each post-effective amendment thereto which shall become effective on or prior to Closing Date and, so long as delivery of a prospectus by the Underwriters or dealer may be required by the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), as many copies of the Final Prospectus and any amendments and supplements thereto as may be reasonably requested, and (ii) promptly file, or cause to be promptly filed, all reports and any information statements required to be filed by the Company or the Trust Fund with the Commission pursuant to the 1934 Act.

     In addition, until the Market-Making Prospectus Cessation Date, the Company
(i) shall not file with the  Commission,  or request  the  Servicer  pursuant to
Section 3.22(a) of the Pooling and Servicing Agreement to file with the Commission, a Form 15 under the 1934 Act relating to the Trust Fund, and shall cause all Exchange Act Reports to be filed as contemplated by the Pooling and Servicing Agreement and paragraph (c) above from and after the date upon which such filings could terminate as a result of a permitted filing of a Form 15 and
(ii) shall prepare and deliver to NSI, within a reasonable time following NSI's request therefor made in contemplation of a secondary market sale of any Offered Certificate, a prospectus (a "Market-Making Prospectus"), substantially in the form of the Final Prospectus but updated to reflect events or circumstances that occurred or came into existence following the Closing Date that, if not disclosed in such prospectus, would result in the prospectus including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The covenants ("Evergreen Covenants") of the Company set forth in this paragraph and in Section 5(c) hereof shall not inure to the benefit of Morgan Stanley or Merrill Lynch. Promptly following the date hereof, the Company and NSI shall negotiate in good faith to reach agreement with respect to procedures reasonably necessary to achieve such compliance. If the Company reasonably believes that the Final Prospectus, as updated as contemplated by this paragraph, contains a material misstatement or omission, it shall notify NSI of that belief and the basis therefor and, upon request of the Company in writing, NSI shall cease market-making activities in the affected Class or Classes of Offered Certificates for such period as shall be necessary for the Company to correct such misstatement or omission in the Final Prospectus. (e) For so long as the Offered Certificates shall remain outstanding, the Company shall deliver to each Underwriter, as soon as available (i) each annual statement as to compliance delivered by the Servicer or the Special Servicer to the Trustee pursuant to
Section 3.14 of the Pooling and Servicing Agreement (ii) each annual statement of a firm of independent public accountants delivered to the Trustee pursuant to
Section 3.15 of the Pooling and Servicing Agreement, and (iii) from time to time, such other information concerning the Certificates which may be furnished by the Company, the Trustee, the Servicer or the Special Servicer, to the extent such information has not been delivered to the Underwriters and the Company possesses the same or can acquire it without unreasonable effort or expense, including without limitation the reports described in the Prospectus Supplement under "The Pooling and Servicing Agreement--Reports to Certificateholders; Available Information."

     (f) The Company shall furnish such information, execute such instruments and take such action, if any, as may be required to qualify the Offered Certificates for sale under the laws of such jurisdiction as the Underwriters may designate and will maintain such qualifications in effect so long as required for the distribution of the Offered Certificates; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not so subject.

     (g) The Company shall pay all costs and expenses in connection with the transactions herein contemplated, including, but not limited to, the fees and disbursements of its counsel and of counsel to the Underwriters (as such counsel fees were previously agreed upon); the costs and expenses of printing (or otherwise reproducing) and delivering the Pooling and Servicing Agreement and the Offered Certificates; the fees, costs and expenses of the Trustee (to the extent permitted under the Pooling and Servicing Agreement, and except to the extent that another party is obligated to pay such amounts thereunder); the fees and disbursements of accountants for the Company; the costs and expenses in connection with the qualification, or exemption from qualification, of the Offered Certificates under state securities or "blue sky" laws (including filing fees and reasonable fees and disbursements of counsel in connection therewith), the preparation of any blue sky survey, any determination of the eligibility of the Offered Certificates for investment by institutional investors and the preparation of any legal investment survey; the expenses of listing the Class A-1A, Class A-1B and Class A-2 Certificates on the Luxembourg Stock Exchange; the expenses of printing any such blue sky survey and legal investment survey; the cost and expenses in connection with the preparation, printing and filing of any post-effective amendment to the Registration Statement (including exhibits thereto), the Preliminary Prospectus, the Final Prospectus and any supplement or amendment to the Final Prospectus, the preparation and printing of this Agreement and the delivery to the Underwriters of copies of the Preliminary Prospectus and of such copies of the Final Prospectus as each may reasonably request; the fees of the Rating Agencies; and the out-of-pocket expenses of each Underwriter (including its cost of funds incurred in connection with the failure of any prospective investor that has agreed to purchase any Offered Certificate to deliver to such Underwriter immediately available funds on the Closing Date in payment thereof) incurred in connection with the purchase and sale of the Offered Certificates.

     (h) To the extent, if any, that the ratings provided with respect to the Offered Certificates by any Rating Agency are conditional upon the furnishing of documents or the taking of any other actions by the Company, the Company shall use its best efforts to furnish such documents and take any such other actions.

     (i) The Company shall enter into the Mortgage Loan Purchase Agreements and the Pooling and Servicing Agreement on or prior to the Closing Date.

     (j) The Company shall use the net proceeds received by it from the sale of the Offered Certificates in the manner specified in the Final Prospectus under "Use of Proceeds".

     (k) The Company shall not, without the consent of each Underwriter, exercise any right it may have under the Pooling and Servicing Agreement or otherwise to terminate the book-entry system through the Depository with respect to all or a portion of any Class of Offered Certificates.

     (l) The Company shall use its best efforts to cause the Class A-1A, Class A-1B and Class A-2 Certificates to be listed on the Luxembourg Stock Exchange.

     (m) The Company shall cooperate with NSI as reasonably requested by NSI in order to permit NSI to perform "due diligence" from time to time in connection with secondary market trading in the Offered Certificates during the period prior to the Market-Making Prospectus Cessation Date.

     6. Conditions to the Obligation of the Underwriters. The obligation of each Underwriter to purchase the Offered Certificates allocated to it shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the date hereof, as of the date of the effectiveness of any post-effective amendment to the Registration Statement, as of the date the Final Prospectus or any amendment or supplement to the Final Prospectus is filed with the Commission and as of the Closing Date, to the accuracy of the statements of the Company made in any certificates delivered pursuant to the provisions hereof, to the performance by the Company in all material respects of its obligations hereunder, and to the following additional conditions:

     (a) The Registration Statement shall remain effective and no stop order suspending the effectiveness of the Registration Statement, as amended from time to time, shall have been issued and not withdrawn and no proceedings for that purpose shall have been instituted or threatened; and the Final Prospectus shall have been filed or transmitted for filing with the Commission in accordance with Rule 424(b)(5) under the 1933 Act.

     (b) Each of the Underwriters shall have received a certificate, dated the Closing Date, of a responsible officer of the Company, to the effect that the signer of such certificate has carefully examined the Registration Statement, the Final Prospectus and this Agreement and that to the best of his or her knowledge, after reasonable investigation, (i) the representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of the Closing Date with the same effect as if made on the Closing Date; (ii) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the signer, threatened.

     (c) On the Closing Date, each Underwriter shall have received one or more opinions, dated the Closing Date, of Cadwalader, Wickersham & Taft and in-house counsel to the Company, in substantially the form set forth in Exhibits B-1, B-2 and B-3 hereto.

     (d) The Underwriters shall have received from their counsel opinions, dated the Closing Date, as to such matters as the Underwriters may reasonably require, and the Company shall have furnished to such counsel such documents as it may reasonably request for the purpose of enabling it to pass upon such matters.

     (e) Each Underwriter shall have received from Price Waterhouse, certified public accountants, a letter dated the date of the Prospectus Supplement and satisfactory in form and substance to each Underwriter and counsel for the Underwriters, to the effect that such accountants have performed certain specified procedures as a result of which they confirmed certain information of an accounting, financial or statistical nature set forth in the Final Prospectus.

     (f) Each Underwriter shall have received written confirmation that the Offered Certificates shall have been rated not lower than the required ratings set forth in Schedule I hereto, by each of Moody's Investor Services, Inc. ("Moody's") and Fitch IBCA, Inc. ("Fitch" and together with Moody's, the "Rating Agencies") and as of the Closing Date, no such rating or ratings shall have been qualified, withdrawn or downgraded.

     (g) Each Underwriter shall have received from counsel for the Trustee and the Fiscal Agent a favorable opinion, dated the Closing Date, in form and substance satisfactory to each Underwriter and its counsel to the effect that the Pooling and Servicing Agreement has been duly authorized, executed and delivered by each of the Trustee and the Fiscal Agent and constitutes the legal, valid, binding and enforceable agreement of each of the Trustee and the Fiscal Agent, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, and as to such other matters as may be agreed upon by the Underwriters and the Trustee or the Fiscal Agent, as applicable. (h) Each Underwriter shall have received from counsel for the Servicer a favorable opinion, dated the Closing Date, in form and substance satisfactory to each Underwriter and its counsel to the effect that the Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Servicer and constitutes the legal, valid, binding and enforceable agreement of the Servicer, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, and as to such other matters as may be agreed upon by the Underwriters and the Servicer.

     (i) Each Underwriter shall have received from counsel for the Special Servicer a favorable opinion, dated the Closing Date, in form and substance satisfactory to each Underwriter and its counsel to the effect that the Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Special Servicer and constitutes the legal, valid, binding and enforceable agreement of the Special Servicer, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, and as to such other matters as may be agreed upon by the Underwriters and the Special Servicer.

     (j) As of the Closing Date, the Underwriters shall have received any opinions of counsel to the Company supplied to the Rating Agencies in connection with the transactions contemplated herein, addressed to the Underwriters and dated the Closing Date. Drafts of such opinions shall be furnished to the Underwriters and its counsel when delivered to the Rating Agencies.

     (k) Each Underwriter shall have received from each Mortgage Loan Seller and its officers all such certificates as may be required to be delivered thereby under the related Mortgage Loan Purchase Agreement.

     (l) Each Underwriter shall have received from counsel for the Mortgage Loan Sellers a favorable opinion, dated the Closing Date, in form and substance satisfactory to each Underwriter and its counsel to the effect that each Mortgage Loan Purchase Agreement has been duly authorized, executed and delivered by the respective Mortgage Loan Seller and constitutes the legal, valid, binding and enforceable agreement of such Mortgage Loan Seller, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights in general and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, and as to such other matters as may be agreed upon by the Underwriters and the Mortgage Loan Sellers.

     (m) On or before the Closing Date, each Underwriter and counsel to the Underwriters shall have been furnished with such other documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Certificates as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Offered Certificates as herein contemplated shall be satisfactory in form and substance to each Underwriter and counsel to the Underwriters.

     (n) [Reserved.]

     (o) (A) Each Underwriter shall have received evidence, in form and substance reasonably satisfactory to such Underwriter, to the effect that (i) the aggregate level and nature of the capitalization of NHA and subsidiaries as of 10:00 a.m., New York City time, on the date hereof is not less favorable than the aggregate level and nature of the capitalization of NHA and subsidiaries as of April 1, 1998, (ii) the aggregate level and nature of the capitalization of CCA and subsidiaries as of 10:00 a.m., New York City time, on the date hereof is not less favorable than the aggregate level and nature of the capitalization of CCA and subsidiaries as of the consummation of the reorganization of NACC, capitalization of CCA and related transactions that occurred on June 29, 1998 and (iii) NHA is obligated to restore to CCA, on or before November 30, 1998,
(A) capital in the amount of any reductions in the level of capitalization of CCA that may occur during the period from (and including) the date hereof to (and including) September 30, 1998 and (B) to the extent that internal or independent financial data, reports, reviews or examinations indicate hereafter that the amount of losses experienced by CCA and its subsidiaries in the conduct of their business activities (including, without limitation, dealing in securities and the origination, purchase and sale of mortgage loans) during the period from (and including) June 29, 1998 to (and including) September 30, 1998 exceeds the amount of such losses as set forth in the statement attached hereto as Exhibit C, capital in the amount of such excess; and (B) there shall not have occurred after 10:00 a.m., New York City time, on the date hereof, or on any date hereafter, any event that, in the good faith judgment of any Underwriter, constitutes a material adverse change in the general affairs, business, key personnel, capitalization, financial position or net worth of the Company and its subsidiaries, whether or not arising in the ordinary course of business.

     (p) The Final Prospectus (as amended or supplemented to and including the Closing Date) shall contain the statements set forth on Exhibit D hereto verbatim except for such alteration as may be approved by each Underwriter (and, without limiting any of the other rights of any Underwriter under this Agreement, the Company and CCA hereby confirm that such statements are true and correct).

     If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, if the Company is in breach of any covenants or agreements contained herein or if any of the opinions and certificates referred to above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriters. Notice of such cancellation shall be given to the Company in writing, or by telephone or telegraph confirmed in writing.

     7. Reimbursement of Underwriters' Expenses. If the sale of the Offered Certificates provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, other than by reason of a default by any of the Underwriters, the Company shall reimburse the Underwriters, upon demand, for all out-of-pocket expenses (including reasonable fees and disbursements of such Underwriter's counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Offered Certificates.

     8. Indemnification and Contribution. (a) Each of the Company, CCA, Nomura Asset Capital Corporation ("NACC") and Nomura Holding America Inc. ("NHA"), jointly and severally, shall indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

          (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based upon (I) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Final Prospectus (or any amendment or supplement thereto), any Computational Materials (to the extent the information set forth in such items is based upon the Mortgage Pool Information), any ABS Term Sheet approved by the Company, or any Market-Making Prospectus (including any Exchange Act Reports incorporated therein) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (II) the occurrence of any Prohibited Capital Event (as defined in Exhibit E hereto) provided, that (A) the foregoing indemnity with respect to the Preliminary Prospectus, any Marketing Materials shall not inure to the benefit of any Underwriter (or to the benefit of any person controlling such Underwriter) from whom the person asserting claims giving rise to any such losses, claims, damages, expenses or liabilities purchased Certificates if such untrue statement or omission or alleged untrue statement or omission was corrected in the Final Prospectus and the corrected Final Prospectus shall have been furnished to such person at or prior to the written confirmation of the sale of Offered Certificates to such person and (B) the foregoing indemnity with respect to any Market-Making Prospectus shall not inure to the benefit of any person other than NSI (and each person who controls NSI within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act);

          (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of or based upon (I) any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company, or (II) any such Prohibited Capital Event; and

          (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by such Underwriter), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon (I) any such untrue statement or omission, or any such alleged untrue statement or omission or (II) any such Prohibited Capital Event, in each case to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this Section 8 shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with the Underwriters' Information.

     (b) Each Underwriter, severally and not jointly, shall indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all losses, liabilities, claims and damages as incurred, arising out of any untrue statements or omissions, or alleged untrue statements or omissions, made in the Preliminary Prospectus or the Final Prospectus (or any amendment thereto) in reliance upon and in conformity with written information furnished to the Company by the Underwriters expressly for use in the Preliminary Prospectus or the Final Prospectus (or any amendment or supplement thereto). It is hereby acknowledged that the statements set forth (i) in the second sentence of the fourth paragraph, and the Allocation Table, under the caption "Method of Distribution" and (ii) the first sentence of the third to the last paragraph on the front cover of the Final Prospectus (collectively, the "Underwriters' Information"), will constitute the only written information furnished to the Company by the Underwriters expressly for use in the Preliminary Prospectus or the Final Prospectus (or any amendment or supplement thereto).

     (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of this Section 8. An indemnifying party may participate at its own expense in the defense of any such action and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel or (ii) the indemnifying party shall not have assumed the defense of such action, with counsel satisfactory to the indemnified party, within a reasonable period following the indemnifying party's receiving notice of such action, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (or, if the Company is the indemnifying party, one counsel for each Underwriter, provided that the Company shall not be liable for the fees and expenses of more than one counsel for Morgan Stanley and Merrill Lynch (and NSI, if neither Nomura Holding America Inc. nor any of its affiliates owns any interest in CCA) unless representation of both (or all) of such Underwriters by the same counsel would be inappropriate due to actual or potential differing interests between (or among) them) (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. Unless it shall assume the defense of any proceeding, an indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party.

     (d) If the indemnification provided for in this Section 8 (other than such indemnification that is related to the occurrence of any Prohibited Capital Event) is unavailable to an indemnified party under subsection (a) or (b) or insufficient in respect of any losses, liabilities, claims or damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, CCA, NACC and NHA (collectively, the "CCA Entities") on the one hand and each of the Underwriters on the other from the offering of the Offered Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the CCA Entities on the one hand and of each of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the CCA Entities on the one hand, and an Underwriter on the other, in connection with the offering of the Offered Certificates shall be deemed to be in the same respective proportions that the total net proceeds from the offering of the Certificates (before deducting expenses) received by the CCA Entities and the total underwriting discounts and commissions received by the Underwriter in respect thereof, bear to the aggregate offering price of the Offered Certificates. The relative fault of the CCA Entities on the one hand and of a Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the CCA Entities or by the Underwriter, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall any Underwriter be obligated to contribute more than the difference between the aggregate price at which it acquired the Offered Certificates purchased by it hereunder and the aggregate price at which it sold such Certificates. It is hereby acknowledged that the respective Underwriters' obligations under this paragraph (d) shall be several and not joint.

     (e) The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, liabilities, claims or damages referred to in this Section 8 shall be deemed to include, subject to the limitations set forth above, any legal fees and disbursements or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

     (f) The indemnity and contribution agreements contained in this Section 8 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any CCA Entity, any Underwriter, any of their respective directors or officers, or any person controlling any CCA Entity or any Underwriter, and (iii) acceptance of and payment for any of the Certificates.

     9. Default by Any of the Underwriters. If any of the Underwriters shall fail or refuse to purchase the Offered Certificates that it has agreed to purchase hereunder and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Offered Certificates are not made within 36 hours after such default, this Agreement will terminate without liability on the part of the non-defaulting Underwriters or the Company. In any such case which does not result in termination of this Agreement, each of the non-defaulting Underwriters and the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Prospectus or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve the defaulting Underwriter from liability in respect of any such default of such Underwriter under this Agreement. The term "Underwriter" as used in this Agreement shall also include, for all purposes of this Agreement, any party not initially party to this Agreement who, with the approval of the non-defaulting Underwriters and the Company, purchases the Offered Certificates that the defaulting Underwriter agreed, but failed or refused, to purchase.

     10. Termination of Agreement.

     (a) This Agreement shall be subject to termination in the absolute discretion of any Underwriter, by notice given to the Company, if (A) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, either the New York Stock Exchange or the American Stock Exchange, (ii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or State of New York authorities, or
(iii) there shall have occurred any outbreak or escalation of hostilities or any calamity or crisis that, in the judgment of such Underwriter, is material and adverse and (B) in the case of any of the events specified in clauses (A)(i) through (iii) above, such event singly or together with any other such event, makes it, in the judgment of such Underwriter, impracticable to market the Offered Certificates on the terms and in the manner contemplated in the Final Prospectus.

     (b) If any Underwriter terminates its obligations under this Agreement in accordance with Section 10(a), the Company shall reimburse such Underwriter for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of such Underwriter's counsel) that shall have been reasonably incurred by such Underwriter in connection with the proposed purchase and sale of the Offered Certificates.

     (c) If the obligations of an Underwriter are terminated hereunder, the Company shall have the option to terminate this Agreement in its entirety. If the obligations of an Underwriter under this Agreement are terminated pursuant to this Section, the Company does not exercise its option pursuant to the preceding sentence and arrangements satisfactory to the non-terminating
Underwriters and the Company for the purchase of the Offered Certificates originally allocated to the non-terminating Underwriters as set forth on
Schedule I hereto are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any of the parties hereto except for the obligation, if any, of the Company to reimburse each Underwriter for its respective expenses as set forth in subsection (b).

     11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if mailed or transmitted by any standard form of communication. Notices to Morgan Stanley shall be directed to 1585 Broadway, New York, New York 10036, Attention: General Counsel; notices to NSI shall be directed to 2 World Financial Center, Building B, New York, New York 10281, Attention: General Counsel; notices to Merrill Lynch shall be directed to World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281,
Attention: MBS Operations; and notices to the Company shall be directed to 2 World Financial Center, Building B, New York, New York 10281, Attention: Legal Department; or, as to any party, such other address as may hereafter be furnished by such party to the others in writing.

     12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and their successors and assigns, and no other person will have any right or obligation hereunder.

     13. Applicable Law; Counterparts. This Agreement will be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument.

                                       [SIGNATURES COMMENCE ON FOLLOWING PAGE]

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company, CCA, NACC, NHA and the Underwriters.

                                   Very truly yours,

                                   CAPCO AMERICA SECURITIZATION CORPORATION


                                   By:_________________________________
                                        Name:
                                        Title:


                                   THE CAPITAL COMPANY OF AMERICA LLC


                                   By:_________________________________
                                        Name:
                                        Title:


                                   NOMURA ASSET CAPITAL CORPORATION

                                   By:_________________________________
                                       Name:
                                       Title:



                                   NOMURA HOLDING AMERICA INC.


                                   By:_________________________________
                                        Name:
                                        Title:

     The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

                                   NOMURA SECURITIES INTERNATIONAL, INC.


                                   By:_________________________________
                                        Name:
                                        Title:

     The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

                                      MORGAN STANLEY & CO. INCORPORATED


                                       By:_________________________________
                                           Name:
                                           Title:

     The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

                             MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED


                             By:_________________________________
                                  Name:
                                  Title:

                                    EXHIBIT A


                                   [RESERVED]

                                   EXHIBIT B-1

                                   EXHIBIT B-2

                                   EXHIBIT B-3

                                    EXHIBIT C
                              (Statement of Losses)





Revenues                          $(363,452,000)

Expenses                          $ 124,144,000
                                   ------------

Losses before taxes               $(487,596,000)

Income tax benefit                $ 212,104,000
                                   ------------
Net Loss                          $(275,492,000)
                                  =============

                                    EXHIBIT D
                    (Required Statements in Final Prospectus)

Recent Developments

     Following losses experienced by CCA, NACC (CCA's parent) and NHA (NACC's parent), the Board of Directors (the "NSC Board") of the ultimate parent of all of these companies, Nomura Securities Co., Ltd. ("NSC"), authorized NSC to provide additional capital to NHA (which, in turn, authorized a capital contribution to CCA) the effect of which was to substantially restore the total capitalization (shareholder's equity plus subordinated debt) of NHA and CCA to the levels that existed on April 1, 1998 (that is, approximately $843 million of subordinated debt and common shareholder's equity) in the case of NHA, and to the level that existed on June 29, 1998 (that is, approximately $500 million of common shareholder's equity) in the case of CCA.

     As of this date, and as authorized by the NSC Board as described above, NSC has made an equity investment in NHA of approximately $380 million, and acquired (through Nomura Global Funding plc) subordinate debt of NHA in the amount of approximately $250 million. Accordingly, NHA has received a total of approximately $628 million in cash from or at the direction of NSC and has wired approximately $214 million of that amount to CCA as equity capital. In exchange for the additional capital investment, NSC redeemed $300 million of subordinated debt and $100 million of senior debt held by various Nomura entities on September 24, 1998. Consequently, there is an incremental increase of $150 million in subordinated debt of NHA over the March 31, 1998 level. These investments achieve the restoration of capital referred to above based on current loss estimates. NHA and CCA have agreed that the equity contributed by NHA to CCA is subject to increase or reduction based on the amount of CCA losses finally determined as of September 30, 19989. NSC has not committed to make additional capital contributions to NHA.

     In another development, Ethan Penner, who was appointed Chief Executive Officer and President of CCA at its formation on June 29, 1998, resigned that office and was appointed Vice Chairman of the Board of Directors of CCA on August 14, 1998. Mr. Penner resigned as Vice Chairman of the Board of Directors on September 16, 1998. Also, William Wraith, IV, the co-chief executive officer and co-president of NHA and chairman of the Board of Directors of NSI, and Mark McGauley, the chief operating officer of NHA, have informed CCA of their intention to resign from those positions. Both of Messrs. Wraith and McGauley currently serve on the CCA Board of Directors.

                                    EXHIBIT E

     For purposes of this Agreement, "Prohibited Capital Event" shall mean the occurrence of any of the following events to the extent that, giving effect to such event, the level and nature of the capitalization of CCA would be less favorable that the level and nature of the capitalization of CCA that would be in effect on that date of such event based on the assumption that NHA fully performs its obligations referenced in Section 6(o) as and when such obligations are required to be performed as contemplated by such Section:

          (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of CCA or any of its subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class;

          (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of CCA or any of its subsidiaries now or hereafter outstanding;

          (iii) any payment made to redeem, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of CCA or any of its subsidiaries now or hereafter outstanding; and

          (iv) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim to rescission with respect to, any Indebtedness, other than Indebtedness that (a) is in favor of any third party that is not an Affiliate of the Company, NACC, CCA, NHA or Nomura Securities Co., Ltd., and (b) was incurred in the ordinary course of such Person's business and in an arm's-length transaction.

     For purposes of this Exhibit E:

     "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of a class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     "Indebtedness", as applied to any Person, means, at any time (without duplication), (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities of such Person or to pay dividends in respect of any capital stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of assets, property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of capital leases or (vi) for payment of obligations owing to governmental authorities or other Persons; (b) all indebtedness, obligations or other liabilities of such Person or others secured by any lien or encumbrances on any property or assets of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rates exchange agreement, currency exchange agreements, caps, floors, collars and other similar instruments and contracts, net of liabilities owed to such Person by the counterparties thereon; and (d) the guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of the indebtedness, obligations or liabilities referred to in clauses (a) through (c) above.

                                   SCHEDULE I

Underwriting Agreement dated September 25, 1998


Offered Certificates:
---------------------




    Class          Initial Aggregate         Aggregate Principal    Aggregate Principal      Aggregate Principal
 Designation       Principal Amount                Amount           Amount of Class to      Amount of Class to be
 -----------  of Class to be Purchased by of Class to be Purchased  be Purchased by NSI   Purchased by Merrill Lynch
                     Underwriters             by Morgan Stanley     -------------------   --------------------------
              --------------------------- ------------------------

    A-1A          $264,500,000                  $119,025,000         $119,025,000               $26,450,000
    A-1B          $632,344,698                  $284,555,114         $284,555,114               $63,234,470
     A-2           $62,280,882                   $28,026,397          $28,026,397                $6,228,088
     A-3           $65,000,000                   $29,250,000          $29,250,000                $6,500,000
     A-4           $25,000,000                   $11,250,000          $11,250,000                $2,500,000
     A-5           $21,798,308                    $9,809,239           $9,809,239                $2,179,831

      Initial
   Pass-Through                             Purchase
       Rate           Ratings(1)              Price(2)
       ----           ----------              --------

      5.8600%          AAA/Aaa               100.4913
      6.2600%          AAA/Aaa               101.5222
      6.4600%           AA/Aa2               101.5148
      6.7400%            A/A2                 99.9739
      7.2300%          BBB/Baa2               99.9938
      6.6932%          BBB/Baa3               95.8280

-----------------
(1)  By each of Fitch IBCA and Moody's Investors Service, Inc., respectively.

(2) Expressed as a percentage of the aggregate stated amount of the relevant Class of Certificates to be purchased. The purchase price for each Class of the Certificates will include accrued interest at the initial Pass-Through Rate therefor on the aggregate stated amount thereof to be purchased from the Cut-off Date to but not including the Closing Date. The purchase price for each Class of Offered Certificates does not include any deduction for and does not otherwise take into account the fees to which each Underwriter is entitled as described in Section 2 of the Underwriting Agreement.

                                  SCHEDULE II
                              (Underwriters' Fees)

     Each Underwriter shall be entitled to (a) a selling concession equal to 0.15% of the aggregate principal amount of the Offered Certificates purchased by such Underwriter, (b) a management fee equal to 0.05% of the aggregate principal amount of the Offered Certificates purchased by such Underwriter and (c) an underwriting fee equal to 0.05% of the aggregate principal amount of the Offered Certificate purchased by such Underwriter. Each Underwriter shall be entitled to deduct the amount of such fees from the purchase price otherwise payable by such Underwriter for the related Offered Certificates.